CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference of our report dated February 21, 2007 on the financial statements and financial highlights of the Wells Dow Jones Wilshire U.S. REIT Index Fund (formerly the "Wells S&P REIT Index Fund") and of the Wells Dow Jones Wilshire Global RESI Index Fund, in Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A, No. 333-35677) of the Wells Family of Real Estate Funds, included in the Annual Report to Shareholders for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP

Cincinnati, Ohio
September 28, 2007